                                   EXHIBIT 2.6

                                 FIRST AMENDMENT

                                       TO

                                MERGER AGREEMENT

         THIS AMENDMENT is made as of the 10th day of May 2000, by and between Janex International, Inc., a Colorado corporation ("Janex"), DaMert Company, a California corporation ("DaMert"), DaMert Toys and Games, Inc., a California corporation ("New DaMert Sub") (collectively the "Merging Companies") and those shareholders of DaMert identified on the signature pages of this Amendment (the "Shareholders").

                                R E C I T A L S:

         A. The parties identified above, together with Vincent W. Goett into a Merger Agreement, Dated March 24, 2000 (the "Merger Agreement"). Capitalized terms used in this Amendment shall have the same meanings given those terms in the Merger Agreement.

         B. The parties desire to amend the Merger Agreement on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   T E R M S:

         1. Section B of Exhibit 1.6 to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  Two Million Six Hundred Fifty Thousand (2,650,000) shares of Janex common stock (150,000 of said shares are to be issued to CorDev Corporation). Janex will use its best efforts to register the shares issued to DaMert shareholders under the Securities Act within 150 days after the Closing. If a Registration Statement is not effective within 150 days after the Closing, then for each 30 day period thereafter during which the Registration Statement is not effective, Janex will issue DaMert shareholders an additional 15,000 shares of Janex common stock. DaMert shareholders will not sell during any 3 month period more than the greater of: (i) 5% of Janex's outstanding common stock, and (ii) 200% of the average weekly reported trading volume during the 4 weeks preceding the sale.

                  Notwithstanding the foregoing, if the publicly traded price of the Janex common tock is not at least $2.00 per share on the date of the Closing, and said stock does not reach said price (adjusted as necessary to take into account transactions such as stock splits) within twenty-four (24) months thereafter, then Janex shall issue additional shares of Janex common stock to the DaMert shareholders, as soon as is practicable after the date which is twenty-four (24) months after the date of Closing, and the number of shares to be so issued shall be calculated as follows: divide (x) the difference between (i) $5,300,000 and (ii) the highest publicly traded closing price of Janex's common stock during the 24 month period from the Closing through the date which is 24 months thereafter, times the 2,650,000 shares of stock issued pursuant to this Section (including the value of all splits and other rights relating thereto), by (y) the publicly traded closing price on the date which is 24 months after the date of the Closing.

                           Each party receiving Janex stock agrees, and will
                  confirm said agreement by executing one or more documents so confirming, in form and with content acceptable to Janex, that: (A) the stock will be a restricted security, issued pursuant to one or more exemptions to the registration requirements of the Securities Act; and (B) the party receiving the stock will execute such documents as are necessary and/or appropriate to insure compliance with applicable federal and state laws. Janex obtaining documentation as to the foregoing shall be a condition to the obligation of Janex to close the Merger.

                           Exhibits 1.6A, 1.6B and 1.6C are hereby deleted from
                  the Merger Agreement in their entirety.

         2. Section B of Exhibit 6.14 to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  DaMert has entered into an agreement with CorDev Corporation (Bob Oliver) relating to the sale of DaMert. The amount paid to CorDev will be paid in shares of Janex common stock, which will be paid out of the consideration due DaMert.

         3. The $5.50 per share figure in Section 1.6 of the Merger Agreement is hereby changed to $2.00 per share.

         4. Section B of Exhibit 2.10 to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  1. Janex shall by the time of the Closing do the following:

                           (i) Obtain releases of Fred DaMert and Gail Patton DaMert of their personal guaranties of all obligations under that certain real property lease, dated July 27, 1995 for the premises located at 1609 Fourth Street, Berkeley, California.

                           (ii) Either: (A) Payoff the debt obligations of DaMert Company to AMRESCO Financial I, L.P., consisting of a credit facility of $2,500,000.00and an additional loan of $300,000.00 or (B) assume said debt obligations and provide Fred DaMert and Gail Patton DaMert with fully executed releases signed by appropriate representative from AMRESCO of Fred DaMert's and Gail Patton DaMert's personal guaranties of said obligations.

                           (iii) Repay to Fred DaMert the debts owing to him by DaMert in the aggregate principal amount of $128,849, together with all interest and other charges due thereon, by Buyer issuing Fred DaMert 64,425 shares of Buyer's common stock. Fred DaMert agrees that said stock shall constitute full repayment of said debt. Fred DaMert will not sell during any 3 month period more than the greater of: (i) 5% of Janex's outstanding common stock, and (ii) 200% of the average weekly reported trading volume during the 4 weeks preceding the sale.

                           Notwithstanding the foregoing, if the publicly traded price of the Janex common stock is not at least $2.00 per share on the date of the Closing, and said stock does not reach said price (adjusted as necessary to take into account transactions such as stock splits) within twenty-four (24) months thereafter, then Janex shall issue additional shares of Janex common stock to the Fred DaMert, as soon as is practicable after the date which is twenty-four (24) months after the date of Closing, and the number of shares to be so issued shall be calculated as follows: divide (x) the difference between (i) $128,849 and (ii) the highest publicly traded closing price of Janex's common stock during the 24 month period from the Closing through the date which is 24 months thereafter, times the 64,425 shares of stock issued pursuant to this Section (including the value of all splits and other rights relating thereto), by (y) the publicly traded closing price on the date which is 24 months after the date of the Closing.

                  2. Janex upon execution of this Agreement shall and hereby does without limitation, indemnify, defend and hold DaMert and/or its Shareholders and guarantors harmless from any and all obligations, liabilities, losses, costs and expenses, including reasonable attorneys' fees incurred by any of them in connection therewith, of DaMert, its Shareholders and guarantors owing to ARMESCO
         Financial I, L.P., and its successors and assigns, and from all obligations under that certain real property lease, dated July 27, 1995 for the premises located at 1609 Fourth Street, Berkeley, California.

         5. Julie Nunn is no longer an employee of DaMert. All references to Julie Nunn in the Merger Agreement (including its Exhibits) are hereby deleted, and neither Janex or NewDaMertSub shall have any obligations as a result of the Merger Agreement owing to Julie Nunn.

         6. Section 1.9 of the Merger Agreement is hereby deleted in its entirety, Section 1.10 of the Merger Agreement is hereby deleted in its entirety, the words "(including all information required to be included in the Proxy Statements and the Registration Statement)" appearing in Section 1.12 of the Merger Agreement are hereby deleted in their entirety, and any and all other references to Form S-4 and/or proxy materials are hereby deleted from the Merger Agreement (including its Exhibits).

         7. The Closing Date appearing in Section 1.2 of the Merger Agreement is hereby changed from March 20, 2000, to July 31, 2000.

         8. Section B Exhibit 2.8.1, paragraph 1., item [6] is amended to read $130,000 and paragraph 2., item [6] is amended to read $125,000.

         9. Vincent W. Goett is no longer a party to the Merger Agreement. He shall not be a "Shareholder" for purposes of the Merger Agreement, including as to any representations or warranties, or any other provisions of the Merger Agreement. He is released from any and all obligations under the Merger Agreement.

         10. New DaMert Sub will be a Delaware corporation, not a California corporation.

         11. Except as expressly called for in this Amendment, the Merger Agreement continues unmodified and in full force and effect.

         12. This Amendment may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties shall constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were originals

DATED the date first written above.

          JANEX:  Janex International, Inc., a Colorado corporation

                  By /s/ Vincent W. Goett
                     ----------------------------------------------
                     Vincent W. Goett, President


          DaMERT: DaMert Company, a California corporation

                  By /s/ Frederick A. DaMert
                     ----------------------------------------------
                     Frederick A. DaMert, Chairman


          SHAREHOLDERS:

               DaMert: /s/ Frederick A. DaMert
                       ----------------------------------------------
                       Frederick A. DaMert, Trustee of the DaMert
                       Trust, UTD September 28, 1998


                      /s/ Gail Patton DaMert
                      ----------------------------------------------
                      Gail Patton DaMert, Trustee of the DaMert
                      Trust, UTD September 28, 1998


               Janex: /s/ Vincent W. Goett
                      ----------------------------------------------
                      Vincent W. Goett

         The undersigned was originally a party to the Merger Agreement, and hereby consents to this Amendment, as of the date first hereinabove written. Since the undersigned is no longer part of the transaction, any further amendments shall not require the signature of the undersigned.

          GOETT:

               /s/ Vincent W. Goett
               ----------------------------------------------
               Vincent W. Goett

                            JANEX INTERNATIONAL, INC.

                                MERGER AGREEMENT


                                   MARCH, 2000








                                 DAMERT COMPANY

                                TABLE OF CONTENTS

                                                                        SECTION
                                    ARTICLE I

                                   THE MERGER
The Merger ..........................................................     1.1
Effective Time ......................................................     1.2
Effect of the Merger ................................................     1.3
Certificate of Incorporation; Bylaws ................................     1.4
Directors and Officers ..............................................     1.5
Consideration for the Merger, Conversion of Securities ..............     1.6
Shares of Dissenting Holders ........................................     1.7
Exchange of Securities and Payment of Merger Consideration ..........     1.8
     Exchange Agent .................................................     1.8.1
     Exchange Procedures ............................................     1.8.2
     No Further Ownership Rights in Stock of Merging Companies.......     1.8.3
     Termination of Exchange Fund ...................................     1.8.4
     Delivery to a Public Official ..................................     1.8.5

Proxy Statements; Registration Statement ............................     1.9
Meetings of Stockholders ............................................     1.10
Vote Required .......................................................     1.11
Appropriate Action; Consents; Filings ...............................     1.12
Shareholders' Agreement to Vote .....................................     1.13

                                   ARTICLE II

                              ADDITIONAL AGREEMENTS

Notification of Certain Matters .....................................     2.1
Public Announcements ................................................     2.2
Access to Customer Files and Other Records ..........................     2.3
Due Diligence Investigation .........................................     2.4
Confidentiality .....................................................     2.5
Interim Events ......................................................     2.6
401(k) Plan .........................................................     2.7
Employment Agreements ...............................................     2.8
Indemnification .....................................................     2.9
Indemnification of DaMert Obligations ...............................     2.10
Expenses and Costs of Merger ........................................     2.11
Restrictive Covenants ...............................................     2.12
Other Agreements ....................................................     2.13
Other Discussions ...................................................     2.14
Best Efforts to Register Stock ......................................     2.15

                                   ARTICLE III

                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION
                                       OF
                              EACH MERGING COMPANY
                                       AND
                                ITS SHAREHOLDERS

Due Incorporation ...................................................     3.1
Capitalization ......................................................     3.2
Subsidiaries ........................................................     3.3
Financial Information ...............................................     3.4
Taxes ...............................................................     3.5
Material Changes ....................................................     3.6
Title to Assets; Liens ..............................................     3.7
Litigation ..........................................................     3.8
Compliance with Laws ................................................     3.9
Insurance ...........................................................     3.10
Licenses ............................................................     3.11
Hazardous Materials .................................................     3.12
Judgments Against the Merging Company and/or Business................     3.13
Complete Sale .......................................................     3.14
Assets in Good Condition ............................................     3.15
Disclosure Materials ................................................     3.16
Defaults ............................................................     3.17
Material Contracts ..................................................     3.18
Outstanding Liabilities .............................................     3.19
Inventory ...........................................................     3.20
Receivables .........................................................     3.21
Employees ...........................................................     3.22
No Conflicts ........................................................     3.23
Violations of Law ...................................................     3.24
Condition and Sufficiency of Assets .................................     3.25
Bank Accounts .......................................................     3.26
Environmental Matters ...............................................     3.27
Intellectual Property ...............................................     3.28
Customers and Suppliers .............................................     3.29
Changes to the Merging Companys' Documents ..........................     3.30
Stockholders Agreements and Other Agreements ........................     3.31
Certain Payments ....................................................     3.32
Filings Complete ....................................................     3.33
Products ............................................................     3.34
Patents .............................................................     3.35
Indemnification; Survival ...........................................     3.36

                                   ARTICLE IV

                              CONDITIONS OF MERGER

Conditions to Obligation of Each Party to Effect the Merger .........     4.1
     Stockholder Approval ...........................................     4.1.1
     No Order .......................................................     4.1.2
     No Challenge ...................................................     4.1.3
     Representations; Warranties and Covenants ......................     4.1.4
     Consents Obtained ..............................................     4.1.5
     No Material Adverse Change .....................................     4.1.6
     Opinions of Counsel ............................................     4.1.7
     Assignments ....................................................     4.1.8
     Maintenance of Assets ..........................................     4.1.9
     Ordinary Course of Business ....................................     4.1.10
Special Conditions ..................................................     4.2


                                    ARTICLE V

                        TERMINATION, AMENDMENT AND WAIVER

Termination .........................................................     5.1
Effect of Termination................................................     5.2
Amendment ...........................................................     5.3
Waiver ..............................................................     5.4

                                   ARTICLE VI

                               GENERAL PROVISIONS

Tax Treatment .......................................................     6.1
Further Assurances ..................................................     6.2
Severability ........................................................     6.3
Entire Agreement ....................................................     6.4
Assignment ..........................................................     6.5
Parties in Interest .................................................     6.6
Successors and Assigns...............................................     6.7
Governing Law .......................................................     6.8
Modification ........................................................     6.9
Attorney's Fees .....................................................     6.10
Counterparts ........................................................     6.11
Notices .............................................................     6.12
Paragraph Titles and Headings .......................................     6.13
Brokerage, Finder's or Financial Advisor's Commissions ..............     6.14
Miscellaneous .......................................................     6.15


LIST OF EXHIBITS

List of Directors and Officers of Janex .............................     1.5
Merger Consideration and Conversion of Stock Options ................     1.6
     Form of Promissory Notes Constituting Merger Consideration .....     1.6-A
     Pledge Agreement ...............................................     1.6-B
     Security Agreement .............................................     1.6-C
Votes Required for Merger Approval ..................................     1.11
Terms of Employment Agreements ......................................     2.8.1
Form for Employment Agreements
    (including Exhibits "A" and "B" thereto) ........................     2.8.2
Employment Agreement and Bonus Agreement for Nunn ...................     2.8.3
Form of Employment Agreement for DaMert Managers ....................     2.8.4
Provisions Regarding Shareholder Loans and Guarantees ...............     2.10
Other Agreements ....................................................     2.13
Disclosure Schedules
     Disclosure Schedule of Janex International, Inc. ...............     3-A
         Janex Disclosure Regarding Stock Options, Warrants, etc ....    3A-3.2
         Janex Disclosure Regarding Outstanding Liabilities .........    3A-3.19
         Janex Disclosure Regarding Employees .......................    3A-3.22
     Disclosure Schedule of DaMert Company ..........................    3-B
         DaMert Disclosure Regarding Employees ......................    3B-3.22
         DaMert Disclosure Regarding Bank Accounts ..................    3B-3.26
         DaMert Disclosure Regarding Patents ........................    3B-3.28
         DaMert Disclosure Regarding Customers and Suppliers ........    3B-3.29
Allowed Excess Liabilities ..........................................       3.36
Form of Legal Opinion ...............................................     4.1.7
Special Conditions ..................................................       4.2
Surviving Provisions of Letter of Intent ............................       6.4
Mailing List for Notices ............................................       6.12
Brokerage Fees Payable ..............................................       6.14

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (the "Agreement") is entered into as of the ___ day of March, 2000, by and among Janex International, Inc., a Colorado corporation ("JANEX"), DaMert Company, a California corporation ("DAMERT"), DaMert Toys and Games, Inc., a California corporation ("New DaMert Sub") (collectively, the "MERGING COMPANIES"), and those shareholders of Janex and DaMert identified on the signature pages of this Agreement (the "Shareholders").

         Upon the terms and subject to the conditions of this Agreement, DaMert will merge with and into New DaMert Sub, with New DaMert Sub being the surviving corporation and a wholly owned subsidiary of Janex. The parties intend that said Merger (the "MERGER") will qualify as reorganizations under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

         By executing this Agreement, each of the Merging Companies and their respective Shareholders represent and warrant to the other Merging Companies and Shareholders that:

                  (i) the board of directors of the Merging Company has determined that the Merger is fair to the Merging Company and its stockholders, including any stockholders that are not parties to this Agreement, and

                  (ii) the board of directors of the Merging Company has approved and adopted this Agreement and the transactions contemplated by it, and recommends approval and adoption of this Agreement by its stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements in this Agreement, and intending to be legally bound by this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, at the Effective Time DaMert will merge with and into New DaMert Sub. As a result of the Merger, the separate corporate existence of DaMert will cease and New DaMert Sub will continue as the surviving corporation of this Merger.

         1.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article IV below, the Merging Companies and Shareholders will cause the Merger to be consummated by filing articles of merger or other appropriate documents with the applicable government offices or agencies in such form as required by, and executed in accordance with the relevant provisions of, applicable law (11:59 p.m. on the date of effectiveness of the last such filing being the "EFFECTIVE TIME"). Immediately prior to the filings, the closing of the Merger (the "CLOSING") will be held at the offices of Janex, at 2999 North 44th Street, Suite 225, Phoenix, Arizona 85018-7247, or elsewhere in the Phoenix Metropolitan area at a location selected by Janex. If Janex is not ready, willing and able to close the Merger by March 20, 2000, then DaMert and/or the Shareholders of DaMert, thereafter at their sole discretion, may terminate this Agreement by notifying Janex in writing of said election to terminate this Agreement. Unless and until DaMert and/or the Shareholders of DaMert elect to terminate this Agreement, the Agreement shall remain in full force and effect.

        1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger will be as provided in the provisions of applicable law. Without limiting the generality of the foregoing, and subject to it, at the Effective Time, except as otherwise provided in this Agreement, all the property rights, privileges, powers and franchises of DaMert will vest in New DaMert Sub, and all debts, liabilities and duties of DaMert will become the debts, liabilities and duties of New DaMert Sub. Further, at the Effective Time, Janex and New DaMert Sub shall and do hereby without limitation, indemnify, defend, and hold harmless DaMert and/or its Shareholders and guarantors from any and all existing obligations of DaMert, to and only to the extent the same have been disclosed to Janex in this Agreement, or in the DaMert financial statements previously delivered to Janex, or otherwise in writing.

         1.4 CERTIFICATE OF INCORPORATION; BYLAWS. At and after the Effective Time, the Articles of Incorporation and the Bylaws of New DaMert Sub, as in effect immediately prior to the Effective Time, will continue to be the Articles of Incorporation and the Bylaws of the corporation surviving the Merger. The parties acknowledge and agree that the Articles of Incorporation, Bylaws and other corporate documents of Janex may at the election of Janex be revised to change the name of Janex to "oKID, Inc.," whether as part of the Merger or otherwise.

         1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Janex and New DaMert Sub will be the persons listed on EXHIBIT 1.5, each to hold office in accordance with the charter documents of Janex and New DaMert Sub, until their successors are duly elected or appointed and qualified.

         1.6 CONSIDERATION FOR THE MERGER, CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Merging Companies, the Shareholders or the holders of any of the following securities, except as provided in Section 1.7 below, each of the issued and outstanding shares of capital stock of each of the Merging Companies (other than shares of DaMert, if any, owned by Janex, which shares will be canceled, retired and will cease to exist without the delivery of any consideration) will be converted into the right to receive that amount of cash, promissory notes of Janex, or shares of common stock of Janex specified in or determined in accordance with EXHIBIT 1.6 (collectively, the "MERGER CONSIDERATION"). Any and all options to acquire capital stock of DaMert issued and outstanding at the Effective Time will be converted into options to acquire common stock of Janex to and only to the extent and as specified in or determined in accordance with
EXHIBIT 1.6.

         As of the Effective Time, and except as otherwise provided in Section
1.7 below, the outstanding securities of DaMert will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of DaMert will cease to have any rights with respect to those shares, except the right to receive the consideration, without interest, issuable for those shares upon the surrender of such certificate in accordance with Section 1.8.

         The Merging Companies and the Shareholders have agreed upon values of the stock of Janex for purposes of determining the number of shares to be issued under this Agreement as consideration for the Merger, and also as consideration under the Employment Agreements, if any, described in this Agreement. No representation or warranty has been made by Janex, or any other person or entity, as to the value of the Janex stock to be issued pursuant to this Agreement, and the parties to acquire said stock take full risk and responsibility as to said value, other than as expressly provided for in this Agreement.

         Wherever Janex stock is to be issued, Janex may, in its discretion, issue fractional shares, or may pay cash in lieu of issuing fractional shares based upon a value of $5.50 per share, or may issue only whole shares by rounding what would be fractional shares up to the nearest whole share. Also, Janex may in its discretion pay cash in lieu of all or a portion of any amounts due under any Promissory Notes described on EXHIBIT 1.6.

         All Janex stock issued pursuant to this Agreement, including any stock issued pursuant to Employment Agreements referred to herein, if any, shall be registered with the Securities Exchange Commission, subject to all restrictions required by law, if any, to be placed on said stock and subject to all restrictions placed upon said stock by the underwriter(s) of the stock. All such stock shall be eligible to participate, on the same terms and in the same proportions as granted to other shareholders of Janex, in any "piggy-back" or other registration rights which may be made available, between the Closing and one year thereafter, to any shareholder of Janex.

         1.7 SHARES OF DISSENTING HOLDERS. This Section was intentionally omitted.

         1.8      EXCHANGE OF SECURITIES AND PAYMENT OF MERGER CONSIDERATION.

                  1.8.1 EXCHANGE AGENT. As soon as necessary and practicable to permit the Exchange Agent to perform its obligations under this Agreement, but in no event later than the Closing Date, Janex shall deposit with American Securities Transfer & Trust, Inc. or such other bank or trust company selected by Janex (the "EXCHANGE AGENT"), for the benefit of the Shareholders of the Merging Companies, for exchange in accordance with this Agreement, cash, promissory notes and common stock of Janex, in amounts equal to the Merger Consideration due at the Closing, calculated in accordance with EXHIBIT 1.6.

                  1.8.2 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Closing Date, the Exchange Agent will mail to each holder of record on the Effective Date of a certificate or certificates which immediately prior to the Closing Date represented outstanding shares of DaMert (the "OLD CERTIFICATES") which were converted into the right to receive a share of the Merger Consideration pursuant to Section 1.6 above:

                           (i) a letter of transmittal to be executed by the
                  holder (which will specify that delivery of the Old Certificates will be effected, and risk of loss and title to the Old Certificates will pass, only upon delivery of the Old Certificates to the Exchange Agent, and which will be in such form and have such other provisions as Janex may reasonably specify); and

                           (ii) instructions for surrender of the Old
                  Certificates in exchange for the applicable share of the Merger Consideration.

                  Upon surrender to the Exchange Agent of an Old Certificate for cancellation, together with such letter of transmittal, duly executed by the holder, the holder of such Old Certificate will be entitled to receive the portion of the Merger Consideration which such holder has the right to receive pursuant to Section 1.6 above, and the Old Certificate so surrendered will be canceled. If a transfer of ownership of capital stock has not been registered in the transfer records of DaMert, then the portion of the Merger Consideration payable in respect of that capital stock may be issued to a transferee if the Old Certificate representing that capital stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

                  In the case of any lost, mislaid, stolen or destroyed Old Certificate, the holder may be required, as a condition precedent to the delivery to such holder of the portion of the Merger Consideration applicable thereto, to deliver to Janex an affidavit and personal indemnity (or a bond in a reasonably sufficient amount) with reference to the circumstances of such loss or destruction as Janex may reasonably request.

                  Until surrendered as contemplated by this Section 1.8, each Old Certificate will be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration as contemplated by this Section 1.8.

                  1.8.3 NO FURTHER OWNERSHIP RIGHTS IN STOCK OF MERGING COMPANIES. The payments and deliveries made under this Agreement upon surrender for exchange of equity securities of DaMert in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such equity securities of DaMert after the Closing Date. If, after the Closing Date, Old Certificates are presented to Janex or its transfer agent for any reason, such Old Certificates will be canceled and exchanged as provided in this Agreement.

                  1.8.4 TERMINATION OF EXCHANGE FUND. Any portion of the Merger Consideration which remains undistributed to holders of Old Certificates at the end of six months after the Closing Date will be delivered to Janex upon demand by Janex, and any holders of Old Certificates who have not complied with this
Section 1.8 will then look only to Janex for payment of their claim for the corresponding portion of the Merger Consideration.

                  1.8.5 DELIVERY TO A PUBLIC OFFICIAL. None of the parties to this Agreement will be liable to any holder of equity securities of the Merging Companies for any portion of the Merger Consideration otherwise due under this Agreement that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 PROXY STATEMENTS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Merging Companies will prepare and file with the SEC preliminary proxy materials which will constitute the Proxy Statements of those Merging Companies that have securities registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Registration Statement with respect to the common stock of Janex to be issued in connection with the Merger. Each Merging Company which does not have securities registered under the Exchange Act will prepare appropriate notices, disclosure materials and proxies for special stockholder meetings of its shareholders.

         As promptly as practicable after comments, if any, are received from the SEC on the materials filed with the SEC and the furnishing by the Merging Companies of all required information, the Merging Companies will file with the SEC a combined Proxy Statement or Proxy Statements and Registration Statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Form 8-A promulgated under the Exchange Act (or on such other form as will be appropriate), relating to the approval, as and if required, of the Merger by the stockholders of the Merging Companies, and will use all reasonable efforts to cause the Registration Statements to become effective as soon as practicable.

         Subject to the applicable fiduciary duties of directors of the Merging Companies, as determined by such directors after consultation with independent legal counsel, the Proxy Statements will include the recommendation of the Board of Directors of each of the Merging Companies in favor of the Merger.

         1.10 MEETINGS OF STOCKHOLDERS. Promptly after the S-4 becomes effective, but subject to Section 1.9 above, each of the Merging Companies will take all action necessary in accordance with applicable law and its Articles or Certificate of Incorporation and Bylaws to convene a meeting of their respective stockholders to consider the Merger. Each of the Merging Companies will consult with each other and will use all reasonable efforts to hold the stockholders' meetings on the same day. Subject to the applicable fiduciary duties of directors, as determined by such directors after consultation with independent legal counsel, each of the Merging Companies will use its best efforts to solicit from its stockholders proxies in favor of the Merger and will take all other action necessary or advisable to secure the vote or consent of stockholders required by applicable law to approve the Merger.

         1.11 VOTE REQUIRED. Each of the Merging Companies and its Shareholders represent and warrant that EXHIBIT 1.11 accurately describes the only vote or votes of the holders of any class or series of stock of that Merging Company that is necessary to approve the Merger.

         1.12 APPROPRIATE ACTION; CONSENTS; FILINGS. Each Merging Company and its Shareholders will use all reasonable efforts to:

                           (i) take, or cause to be taken, all appropriate
                  action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement;

                           (ii) obtain all consents, licenses, permits, waivers,
                  approvals, authorizations or orders required under law (including, without limitation, all foreign and domestic federal, state and local governmental and regulatory rulings and approvals and from parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, including, without limitation, the Merger; and

                           (iii) make all necessary filings, and thereafter make
                  any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Act (if applicable), and (C) any other applicable law.

         The Merging Companies and the Shareholders will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents upon request to the non-filing parties and their advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection with such filings. Each Merging Company and its Shareholders will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statements and the Registration Statement) in connection with the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, then the proper officers and directors of each party to this Agreement will use all reasonable efforts to take all such necessary action.

         1.13 SHAREHOLDERS' AGREEMENT TO VOTE. Each of the Shareholders hereby agrees to vote said Shareholder's shares of stock in the Merging Companies in favor of the Merger as set out in this Agreement.

                                   ARTICLE II

                              ADDITIONAL AGREEMENTS

         2.1 NOTIFICATION OF CERTAIN MATTERS. Each Merging Company and its Shareholders will give prompt notice to the other parties to this Agreement, of:

                           (i) the occurrence, or non-occurrence, of any event
                  the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; and

                           (ii) the failure of the Merging Company to comply
                  with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         2.2 PUBLIC ANNOUNCEMENTS. Each Merging Company will consult with the other Merging Companies before issuing any press release or otherwise making any public statements with respect to the Merger, except as may be required by law.

         2.3 ACCESS TO CUSTOMER FILES AND OTHER RECORDS. For a period of seven years following the Closing, where there is a legitimate purpose not injurious to New DaMert Sub, or if there is an audit by any taxing authority, other governmental inquiry, or litigation or prospective litigation to which any Shareholder is or may become a party, the affected Shareholders will be granted access, at reasonable times and after reasonable notice, to all customer files and other records transferred to New DaMert Sub pursuant to this Agreement.

         2.4 DUE DILIGENCE INVESTIGATION. Each Merging Company will have the period of time up to and through the date of this Agreement (the "DUE DILIGENCE PERIOD") in which to conduct any due diligence investigations of the other Merging Company(s), including UCC-1 searches, which it may deem necessary or appropriate to ascertain the financial viability and value of the other Merging Company(s). Throughout the Due Diligence Period, each Merging Company, and its agents, will have the right to inspect:

                  (i) all books, records and computer systems maintained by the other Merging Company(s), in order to authenticate and audit all financial information provided to it;

                  (ii) all equipment and machinery used in the operations of the other Merging Company(s) to verify that it is in an acceptable state of repair;

                  (iii) all material agreements to which the other Merging Company(s) are parties; and

                  (iv) all facilities and physical operations of the other Merging Company(s), including facilities warehousing inventory.

         Each Merging Company will be given access to the other Merging Company's federal and state income tax returns, sales tax returns, financial statements (internal and those issued to third parties), personal property tax returns, and all other governmental filings, for the three previous years for the purpose of conducting due diligence investigations.

         Each Merging Company and its respective representatives will further have the authority to communicate with the creditors, debtors, suppliers, agents and employees of the other Merging Company(s). Each Merging Company agrees to aid the other Merging Company(s) in the investigations and evaluations of the operations and financial condition of the Merging Company and its assets, and to provide whatever information and documents any Merging Company reasonably deems necessary or appropriate to the making of an informed decision regarding the Merger, provided such information or documents are available or can be obtained without unreasonable efforts or expense.

         2.5 CONFIDENTIALITY. Between the date of this Agreement and the Closing, the parties to this Agreement will maintain in confidence, and will cause their directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of the other parties to this Agreement, any written, oral, or other information obtained in confidence from the other parties in connection with this Agreement or the transactions contemplated hereby, unless: (i) such information is already known to such other party or to others not bound by a duty of confidentiality, or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Merger is not consummated, then each party hereto will return or destroy as much of such written information as the other parties hereto may reasonable request.

         2.6 INTERIM EVENTS. Each Merging Company agrees that it will take no action prior to the Closing, other than in the ordinary course of its business, which would or might have a material adverse effect upon its financial condition, and no benefits will be paid or incurred to shareholders, officers, or directors between the date hereof and the Closing other than as is consistent with past activities and practices or is disclosed on the Merging Company's Disclosure Schedule (see EXHIBIT 3). Each Merging Company will use its best efforts to preserve for Janex the present relationships of the Merging Company with its employees, customers and others having business relations with it. Each Merging Company will not allow its trade payables to go unpaid, except in the ordinary course of its business.

         Prior to the Closing, and except as otherwise consented to or approved by all of the Merging Companies in writing, which consent will not be unreasonably withheld, no Merging Company will:

                           (i) change its Articles or Certificate of
                  Incorporation or Bylaws;

                           (ii) change the number of shares of stock issued and
                  outstanding (other than to cause its equity securities, including options and equity participation interests, to conform to the capitalization described in the Merging Company's Disclosure Schedule (see Section 3.2 below);

                           (iii) merge or consolidate with or into any other
                  corporation or other entity;

                           (iv) declare or pay any dividend or repurchase or
                  otherwise acquire any shares of stock; or

                           (v) except in the ordinary course of business and
                  consistent with past practice, increase the compensation payable to or to become payable to any shareholder, director, officer, employee or agent, or to pay any bonus, severance payment or other compensation to any shareholder, director, officer, employee or agent, or enter into any agreement of any type which is not terminable by the Merging Company on no more than 30 days notice.

         2.7 401(k) PLAN. Janex shall take all actions necessary immediately after the Closing of the Merger either: (i) to roll over DaMert's 401(k) Plan or similar employee benefit plans, if any, into its 401(k) Plan; or (ii) to continue DaMert's 401(k) Plan as a separate and distinct plan with no amendments or alterations adverse to the interests of the employees covered by such Plan.

         2.8 EMPLOYMENT AGREEMENTS. At the Closing, and subject to the consummation of the Merger, Janex shall execute and deliver Employment Agreements with the persons and on the terms described on EXHIBIT 2.8.1, if any. The Employment Agreements will be in the form of EXHIBIT 2.8.2, EXHIBIT 2.8.3 and EXHIBIT 2.8.4 except as modified as called for on EXHIBIT 2.8.1

         2.9 INDEMNIFICATION. Janex shall indemnify and hold harmless DaMert, and its directors, officers and employees from and against any liability, obligation, loss, cost and expense, including attorneys' fees, reasonably incurred by any of them in connection with any claim, arbitration, mediation or litigation made or commenced against any of them by a shareholder of DaMert in respect of the Merger, except for claims of breach of this Agreement by the indemnified party.

         2.10 INDEMNIFICATION OF DAMERT OBLIGATIONS. The amount and terms of certain loans and obligations of DaMert, its Shareholders and/or guarantors as identified on EXHIBIT 2.10 shall be treated as stated thereon.

         Janex shall, simultaneously with the Closing, obtain releases of the personal guaranties of Fred DaMert and Gail Patton DaMert and assume debts owing by DaMert to Frederick DaMert as specified in EXHIBIT 2.10.

         2.11 EXPENSES AND COSTS OF MERGER. Janex shall pay and be responsible for all reasonable costs and expenses (including, without limitation, legal, accounting, auditing, stock transfer agent, cash and securities disbursing agent, SEC fees and due diligence) of DaMert regarding the Merger.

         2.12     RESTRICTIVE COVENANTS.

                  2.12.1 The DaMert Shareholders shall not, except as representatives of and as directed by Janex, without the prior written consent of Janex, which consent may be withheld for any or no reason, for a period of two (2) years following the Closing, directly or indirectly, own, manage, operate, control, be employed by, participate in, render services to, make loans to, or be connected in any manner with the ownership, management, operation, or control of any business located anywhere in the world, in any business competitive with the business of Janex (which shall be deemed to include all business operations designing, developing, manufacturing, publishing, marketing and/or distributing books, greeting cards, games and/or toys, or parts or components thereof); provided, however, that these restrictions when applied to Fred or Gail DaMert shall be limited to the games and toys business being conducted by DaMert as of the date of this Agreement.

                           In the event of any actual or threatened breach of the provisions of this Section, Janex shall be entitled to seek an injunction restraining the actual or threatened breach, and/or any other available remedies for such breach or threatened breach, including pursuing a recovery for damages.

                  2.12.2 The DaMert Shareholders shall not at any time, without the prior written consent of Janex, which consent may be withheld for any or no reason, disclose, in any fashion other than as required in the day to day affairs of Janex, to any person or entity: (i) the names of customers of Janex or the business, or the names of other persons or entities having business dealings with Janex or the Business, or (ii) any of the business methods or confidential information of Janex or the business, including but not limited to their customer lists, prospective customers, customers purchasing habits, customer contact personnel, marketing and servicing techniques, financial matters, sales and marketing systems and methods, marketing development and business expansion plans and projections, personnel training and development programs, customer and supplier relationships, and trade secrets. The obligation of confidentiality shall not apply to any information which:
         (i) is in possession of the individual DaMert Shareholder prior to the receipt thereof from the other DaMert and/or Janex; (ii) is available or becomes available to the public through no fault of the DaMert Shareholder; or (iii) is received by the DaMert Shareholder from a third party having the right to disclose it.

                  2.12.3 The DaMert Shareholders shall not, at any time within two (2) years after the Closing, without the prior written consent of Janex, which consent may be withheld for any reason or no reason, directly or indirectly induce, encourage or solicit or assist any person who was or is employed (whether as an employee or as an independent contractor) by a Merging Company during the two years preceding the Closing, to leave the employ of Janex.

                  2.12.4 The parties acknowledge and agree that the restrictions contained herein, including but not limited to the time period and geographical area restrictions, are fair and reasonable and necessary for the successful operation of Janex's business, that violation of any of them would cause irreparable injury, and that the restrictions contained herein are not unreasonably restrictive of any party's ability to earn a living. If the scope of any restriction in this
         Section is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and all parties hereto consent and agree that such scope shall be modified judicially or by arbitration in any proceeding brought to enforce such restriction. The parties hereto acknowledge and agree that remedies at law for any breach or violation of the provisions of this Section would alone be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in connection with such violations, without the necessity of proof of actual damage, and such remedies shall be in addition to other remedies and rights the parties may have at law or in equity. The parties agree that no party shall be required to give notice or post any bond in connection with applying for or obtaining any such injunctive relief.

                  2.12.5 The parties acknowledge and agree that the covenants in this Section shall be construed as an agreement independent of any other provision of this Agreement, so that the existence of any claim or cause of action by a DaMert Shareholder against Janex, whether predicated on this Section or otherwise, shall not constitute a defense to the enforcement of this Section.

         2.13 OTHER AGREEMENTS. Certain additional agreements are described on
EXHIBIT 2.13.

         2.14 OTHER DISCUSSIONS. Up to the time of Closing, DaMert may seek or otherwise initiate discussions with any other prospective acquirer of the stock, assets or business of DaMert, assist or participate in any due diligence in connection with any such transaction, and/or seek or otherwise initiate discussions with any other company governing the purchase by DaMert of the capital stock or assets of such other company or concerning a merger, share exchange, consolidation or similar transaction involving DaMert and such other company.

         2.15 BEST EFFORTS TO REGISTER STOCK. After the Closing, Janex shall use its best efforts to register the Janex common stock with the SEC on Form 8-A and list the common stock on a national securities exchange.

                                  ARTICLE III

                REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION
                  OF EACH MERGING COMPANY AND ITS SHAREHOLDERS

     The following representations, warranties and indemnities are being made as of March 1, 2000 by each Merging Company, and the Merging Company's Shareholders (only those shareholders included in the defined term "Shareholders"), to the other Merging Company(s) and its/their shareholders (not including just those shareholders included in the defined term "Shareholders"); provided, however, that, notwithstanding whether any representation or warranty is made only to the knowledge of a Merging Company, all representations and warranties of any Shareholder, unless otherwise specifically identified below, are made only to the best knowledge of the Shareholder (the representation and warranty of the Shareholder is to the knowledge of the Shareholder as to the facts presented in the representation and warranty, and is not as to just the knowledge of the Merging Company as to those facts). These representations, warranties and indemnities are subject to any limitations and qualifications or other disclosures contained in the corresponding sections of the Disclosure Schedule of the particular Merging Company and its Shareholders, attached hereto as EXHIBITS 3. A breach of a representation or warranty of a Shareholder of a Merging Company will be deemed also to be a breach of that representation or warranty by the Merging Company.

     3.1 DUE INCORPORATION. Each Merging Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Merging Company is duly licensed or qualified to do business and is in good standing in each state where the property owned or held under lease is such as to require it to be so licensed or qualified, except those states where the failure to be so licensed or qualified would not have a material adverse effect on its financial condition or operations or its business. To the knowledge of the Merging Company and its Shareholders, the Merging Company has the corporate power and authority to own and operate its properties and carry on its business as now conducted.

     True, correct and complete copies of the corporate formation documents for the Merging Company, and all minutes, resolutions and consents, have been or will be delivered to the other Merging Company(s). To the knowledge of the Merging Company and its Shareholders, the minute book(s) of the Merging Company correctly record all resolutions of the directors and shareholders of the Merging Company, and its stock records correctly reflect the ownership of its stock.

     3.2 CAPITALIZATION. Each of the Merging Companies has authorized, issued and outstanding equity securities only as shown on Section 3.2 of its Disclosure Schedule. Other than as set forth in Section 3.2 of the Disclosure Schedule for a specific Merging Company, there are no other rights, subscriptions, options, warrants, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Merging Company any shares of its capital stock, or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock. To the knowledge of each Merging Company and its Shareholders, all issued shares of the Merging Company have been duly authorized, and the issued and outstanding shares of stock are fully paid, non-assessable (except with respect to any Merging Company that does business in Wisconsin, as provided in Wisconsin Statutes ss.180.0622(2), as judicially interpreted), and were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations.

     3.3 SUBSIDIARIES. Except as set forth in Section 3.3 of its Disclosure Schedule, no Merging Company owns or has any agreement, whether written or oral, regarding rights or contracts to acquire any equity securities or other securities of any company, or any direct or indirect equity or ownership interest in any other entity.

     3.4 FINANCIAL INFORMATION. Each Merging Company has furnished the other parties to this Agreement with true, correct and complete copies of the Merging Company's financial statements and other books and records. To the knowledge of the Merging Company and its Shareholders, the Merging Company's year-end financial statements were prepared in accordance with its books and records and in accordance with generally accepted accounting principles consistently applied, and present fairly the financial condition of the Merging Company as of their respective dates and the results of operations and changes in financial positions for the periods then ended. The financial statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business, except as expressly specified therein.

     To the knowledge of the Merging Company and its Shareholders, at the Closing, all of the books and records of the Merging Company will be in its possession, other than the capital stock books and stock transfer records which may be in the possession of the Merging Company's transfer agent and registrar.

     3.5 TAXES. To the knowledge of the Merging Company and its Shareholders, except as may be disclosed in Section 3.5 of the Merging Company's Disclosure Schedule, all federal and state income, excise, franchise, payroll, property, sales, and other tax returns required to be filed by or with respect to the Merging Company (except returns not yet due) including returns of the Shareholders in the case of any Merging Company that is or was qualified as an S corporation (for the period of such qualification) have been filed, are complete and accurately reflect in all material respects all matters therein required to be reflected, and all taxes shown on such returns to be due, and any assessments received by either the Merging Company or its Shareholders with respect thereto, have been paid in full.

     3.6 MATERIAL CHANGES. To the knowledge of the Merging Company and its Shareholders, except as may be disclosed in Section 3.6 of the Merging Company's Disclosure Schedule, from the date of the most recent financial statements provided to the other parties to this Agreement, and through the date hereof, the business of the Merging Company has been conducted only in the ordinary course, there have not been any material adverse changes in the financial condition and operations of said business, and there has been no damage, destruction or other occurrence (whether or not insured against) to tangible property which materially adversely affects the financial condition or operations of said business.

     3.7 TITLE TO ASSETS; LIENS. To the knowledge of the Merging Company and its Shareholders, the Merging Company owns all assets it purports to own, including all assets reflected in its financial statements. Except as may be set forth in
Section 3.7 of its Disclosure Schedule, all assets of the Merging Company are free and clear of all restrictions, claims, liens, encumbrances or rights of others, other than those imposed under its Articles or Certificate of Incorporation or Bylaws, and other than as set forth in the Merging Company's financial statements, and other than for debts incurred or amended in the ordinary course of business, including debts to fund Janex acquisitions, since the date of the most recent financial statements provided by the Merging Company. The stock of the Merging Companies owned by the Shareholders is free and clear of any and all liens, claims or encumbrances, except for pledges of stock securing only the debts of the Merging Companies.

     3.8 LITIGATION. To the knowledge of the Merging Company and its Shareholders, and except as disclosed in Section 3.8 of the Merging Company's Disclosure Schedule, there is no litigation, proceeding, or investigation pending against the Merging Company and no reasonable grounds to believe there is any basis for the commencement of any litigation, proceeding or investigation against it.

     3.9 COMPLIANCE WITH LAWS. To the knowledge of the Merging Company and its Shareholders, the Merging Company is in substantial compliance with all laws applicable to it or its business including, without limitation, laws prohibiting discrimination or harassment, regulating working conditions or governing employment relations and employee benefits. The Merging Company and its Shareholders are not aware of any investigation or allegations of any person with respect to any alleged violation of any provision of any federal, state or local law, regulation, ordinance, order or administrative ruling, relating to the Merging Company or its business, except as may be set forth in Section 3.9 of its Disclosure Schedule.

     3.10 INSURANCE. Each Merging Company carries commercially reasonable insurance against personal injury and property damage to third persons and in respect of its products and services, and other insurance, including any and all workman's compensation insurance required by law. Neither the Merging Company nor its Shareholders have received any notice that the Merging Company is in default with respect to any provision contained in any insurance policy, and they are not aware of any such default. The Merging Company has made copies of all of its insurance policies available to Janex.

     3.11 LICENSES. To the knowledge of the Merging Company and its Shareholders, the Merging Company has any and all material licenses and permits necessary and/or appropriate to operate its business in the manner in which the business is currently operated.

     3.12 HAZARDOUS MATERIALS. To the knowledge of the Merging Company and its Shareholders, the business of the Merging Company has never dealt in any manner with any hazardous or toxic materials or waste.

     3.13 JUDGMENTS AGAINST THE MERGING COMPANY AND/OR ITS BUSINESS. Neither the Merging Company nor its business is under any governmental investigation, no such investigation has been threatened, and there are no outstanding judgments against the Merging Company, its business or its assets.

     3.14 COMPLETE SALE. All material assets used by the Merging Company in the operation of its business are reflected in the financial statements of the Merging Company that have been provided to the other parties to this Agreement.

     3.15 ASSETS IN GOOD CONDITION. Except as may be stated in Section 3.15 of the Disclosure Schedule for the Merging Company, each material asset of the Merging Company which is a tangible asset is in good working order and condition, reasonable wear and tear excepted.

     3.16 DISCLOSURE MATERIALS. To the knowledge of the Merging Company and its Shareholders, all of the information disclosed by the Merging Company to any of the other parties to this Agreement, as a whole, does not contain any statement that, as of the date hereof, is false or misleading, and does not omit to state any material fact (i) necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading, or (ii) necessary to provide the other parties to this Agreement with complete and accurate information as to the assets and financial condition of the business of the Merging Company.

     3.17 DEFAULTS. To the knowledge of the Merging Company and its Shareholders, except as may be described in Section 3.17 of the Merging Company's Disclosure Schedule, there are no defaults or events that, with the giving of notice or the passage of time, would constitute defaults under any material document under which the Merging Company is obligated.

     3.18 MATERIAL CONTRACTS. Except as disclosed in Section 3.18 of its Disclosure Schedule, the Merging Company is not a party to or bound by any agreement not made in the ordinary course of its business which is material to its financial condition or operations.

     3.19 OUTSTANDING LIABILITIES. To the knowledge of the Merging Company and its Shareholders, there are no liabilities of the Merging Company other than as are shown on its most recent balance sheet provided to the other Merging Companies, and other than (i) matters disclosed in Section 3.19 of its Disclosure Schedule, and (ii) liabilities arising after the balance sheet date in the normal course of business out of purchases and sale of goods. There are no liabilities relating to the Merging Company's business which are more than ninety (90) days past due, except as otherwise stated in Section 3.19 of its Disclosure Schedule.

     3.20 INVENTORY. Except as disclosed in Section 3.20 of its Disclosure Schedule, the inventory held by the Merging Company is useable and in good condition, with not more than 3% thereof (plus any inventory reserve set up on the financial statements of the Merging Company) being obsolete, and all of the inventory is owned by the Merging Company, none of it being held on consignment.

     3.21 RECEIVABLES. All accounts receivable of the Merging Company arose in the regular course of business, and, to the best knowledge of the Merging Company and its Shareholders, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are collectable, subject to the Merging Company's customary bad debt reserves, and subject to no defenses or counterclaims.

     3.22 EMPLOYEES. All employee benefits for the Merging Company's employees are described in Section 3.22 of its Disclosure Schedule. To the knowledge of the Merging Company and its Shareholders, and except as may be described in
Section 3.22 of the Merging Company's Disclosure Schedule, the Merging Company is in compliance with all terms of all of its employee benefit plans.

     Prior to the Closing, each Merging Company will provide to the other Merging Companies a complete and accurate list of the following information for each employee, including each employee on leave of absence or layoff status: name, job title, current compensation, vacation and sick pay accrued, and services credited for purposes of vesting and eligibility to participate in any of the Merging Company's employee benefit plans.

     Except as may be disclosed in Section 3.22 of the Disclosure Schedule for a Merging Company, and except as described in Section 2.8 above, all employment agreements, consulting agreements and related types of agreements between the Merging Company and its Shareholders shall automatically terminate as of the Closing, without compensation being due for services rendered thereunder after the Closing.

     3.23 NO CONFLICTS. To the knowledge of the Merging Company and its Shareholders, the execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered pursuant hereto, and the consummation of the transactions contemplated herein or therein:

     (i) Will not violate or conflict with any applicable material, federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court;

     (ii) Will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law); the Merging Company is not required to give any notice or to obtain any consent from any person or entity which is party to a material contract or agreement with the Merging Company or from any governmental agency in connection with the execution and delivery of this Agreement or the consummation of the Merger, other than the approval of the Board of Directors and stockholders of the Merging Company pursuant to the applicable law, as required by applicable federal and state securities laws and as set forth in Section 3.23 of its Disclosure Schedule;

     (iii) Will not violate or conflict with, or constitute a default (or event which, with notice or lapse of time, or both, would constitute a default) under, and will not result in the termination of, or accelerate the performance required by, or result in the creation of any lien, claim or encumbrance upon any of the Merging Company's assets under its Articles or Certificate of Incorporation or Bylaws, or any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Merging Company is a party or by which the Merging Company or any of the Merging Company's assets may be bound or affected, other than those material contracts and agreements which require the consent of the other party thereto as set forth in Section 3.23 of its Disclosure Schedule; and

     (iv) Will not give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization held by the Merging Company or that otherwise relates to its business, except with respect to immaterial circumstances.

3.24     VIOLATIONS OF LAW.

     (a) To the knowledge of the Merging Company and its Shareholders, none of the present or past operations of the Merging Company's business, the products of the business, or the Merging Company's assets violate or conflict, in any material respect, with any permits, any law (including environmental laws, other than as set forth in Section 3.24 of its Disclosure Schedule), governmental specification, authorization, or requirement, or any decree, judgment, order or similar restriction. To the knowledge of the Merging Company and its Shareholders, the Merging Company is not the subject of an inspection or inquiry regarding violations or alleged violations of any law by any state, federal or local agency.

     (b) To the knowledge of the Merging Company and its Shareholders, there are no pending administrative or judicial proceedings, threatened proceedings, orders, notice of violations, inspection reports, and similar occurrences, if any, relating to the conduct of its business or the Merging Company's assets.

     (c) The Merging Company has not been the subject of an Occupational and Safety Health Administration inspection or found by any agency to be in violation of any state or federal occupational safety or health law in the conduct of its business.

     3.25 CONDITION AND SUFFICIENCY OF ASSETS. To the knowledge of the Merging Company and its Shareholders, and except as may be stated in Section 3.25 of the Merging Company's Disclosure Schedule, all material assets of the Merging Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature. To the knowledge of the Merging Company and its Shareholders, the assets are sufficient for the continued conduct of the Merging Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.26 BANK ACCOUNTS. The Merging Company has disclosed, or will disclose prior to the Closing, to the other Merging Companies the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Merging Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all individuals authorized to draw thereon, make withdrawals therefrom or otherwise have access thereto.

     3.27 ENVIRONMENTAL MATTERS. For purposes of this Section:

     (i) "Environmental Law" means all federal, state, local, foreign, and other applicable jurisdiction laws relating to the environment or the use, disposal, existence, or release of any Hazardous Materials, including but not limited to any and all laws concerning, affecting, controlling, or in any way relating to, whether in whole or in part, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials;

     (ii) "Environmental Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property;

     (iii) "Hazardous Materials" means: (A) any waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance regulated by law; (B) asbestos; (C) formaldehyde; (D) polychlorinated biphenyls; (E) radioactive materials; (F) waste oil and other petroleum products; and (G) any other substance which constitutes a nuisance or hazard to the environment or the public health, safety, or welfare.

     3.27.1 Other than as set forth in Section 3.27 of its Disclosure Schedule, to the knowledge of the Merging Company and its Shareholders, the Merging Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Merging Company has no basis to expect, nor has the Merging Company or (to the knowledge of the Merging Company or its Shareholders) any other person for whose conduct the Merging Company is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any of the Merging Company's properties or assets, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health and safety liabilities with respect to any of the Merging Company's properties or assets (whether real, personal, or mixed) in which the Merging Company has had an interest, or with respect to any of the Merging Company' properties at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by the Merging Company, or (to the knowledge of the Merging Company or its Shareholders) any other person for whose conduct the Merging Company is or may be held responsible, or from which Hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     3.27.2 The Merging Company has delivered to the other Merging Company(s) complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Merging Company or its Shareholders pertaining to Hazardous Materials or hazardous activities in, on, or under the Merging Company's properties or concerning compliance by the Merging Company or any other person for whose conduct it is or may be held responsible, with Environmental Laws.

     3.28 INTELLECTUAL PROPERTY.

     (a) The Merging Company has provided the other Merging Company(s) with a true correct and complete list of (i) all patents held by the Merging Company and all re-examinations, re-issues, divisions, continuations, continuations in part and extensions thereof and all pending patent applications by the Merging Company, including for each such patent the serial or patent number, country, filing and expiration date and title, (ii) all registered trademarks of the Merging Company and pending trademark registrations by the Merging Company, including for each such trademark, the registration number, country, filing and expiration date, mark and class, (iii) all registered copyrights of the Merging Company and copyright applications by the Merging Company, including the service marks, trade names and brand names of the Merging Company, used in its business (whether or not registered) (all of the foregoing collectively referred to as the "Intellectual Property"). To the knowledge of the Merging Company and its Shareholders, all such patents, trademarks and copyrights are properly registered, any applications therefor have been properly made, and all annuity, maintenance, renewal and other fees in connection with any of the foregoing are current.

     (b) The Merging Company has provided the other Merging Company(s) with a list of all material licenses, contracts, commitments (including without limitation, confidentiality agreements) to which the Merging Company is a party or otherwise subject relating to the Intellectual Property, including, without limitation, computer software (except for standard licensing agreements or provisions from the seller or licensor of such software). During the preceding three (3) fiscal years and the current fiscal year to date, no claim or allegation of infringement has been made by or against the Merging Company, whether relating to any item of Intellectual Property or otherwise, no claim or allegation of misappropriation or misuse of any item of Intellectual Property has been made by or against the Merging Company, and no claim or allegation has been asserted against the Merging Company with respect to the ownership or use of any of the Intellectual Property by the Merging Company or challenging or questioning the validity or effectiveness of any such license, contract or commitment, and there does not exist to the knowledge of any Shareholder or of the Merging Company any valid basis for any such claim or allegation.

     (c) To the knowledge of the Merging Company and its Shareholders, the Merging Company has good and valid title to, or otherwise possesses rights to use, the Intellectual Property.

     3.29 CUSTOMERS AND SUPPLIERS. The Merging Company has provided the other Merging Company(s) with a list of its five (5) largest customers in terms of dollar volume of sales for the three (3) preceding fiscal years and for the current fiscal year, showing the approximate total dollar amount of sales to each such customer during each such fiscal year. The Merging Company has provided the other Merging Company(s) with a list of the five (5) largest suppliers in terms of dollar volume of purchases for the last fiscal year and for the current fiscal year showing the approximate total dollar amount of purchases from each supplier during each such fiscal year. Except as may be disclosed in Section 3.29 of its Disclosure Schedule, since January 1, 1997, the Merging Company has not received any notice from and has not otherwise been informed or made aware that any such five (5) largest customers or five (5) largest suppliers will be terminating or curtailing its business with the Merging Company in a manner that would have a material adverse effect on the Merging Company.

     3.30 CHANGES TO THE MERGING COMPANY'S DOCUMENTS. Except as may be described in Section 3.30 of its Disclosure Schedule, or disclosed in Exhibit 1.6, none of the following has occurred within the last twelve months prior to the date of this Agreement with respect to the Merging Company: (i) any change in the Articles or Certificate of Incorporation or Bylaws; (ii) any change in the number of shares of stock issued and outstanding, other than upon exercise of stock options; (iii) the merger or consolidation of the Merging Company with or into any other corporation or other entity: (iv) declaration or payment by the Merging Company of any dividend or any repurchase by the Merging Company of any shares of its stock; or (v) except in the ordinary course of business and consistent with the Merging Company's past practice, any increase in the compensation payable by the Merging Company to any shareholder, director, officer, employee or agent, or payment of any bonus, severance payment or other compensation to any shareholder, director, officer, employee or agent, or the entering into of any agreement of any type which is not terminable by the Merging Company on no more than 30 days notice.

     3.31 STOCKHOLDERS AGREEMENTS AND OTHER AGREEMENTS. To the knowledge of the Merging Company and its Shareholders, there are no stockholder agreements or similar arrangements restricting voting rights or the transferability of any interest in the Merging Company relating to the capital stock of the Merging Company, or otherwise relating to the Merging Company. This representation and warranty does not include any pledge by a Shareholder or other stockholder of capital stock of the Merging Company, the terms of which may restrict transferability of such capital stock. Furthermore, there are no employment agreements, consulting agreements or similar type agreements relating to the Merging Company which are not terminable by the Merging Company on not more than 90 days notice.

     3.32 CERTAIN PAYMENTS. To the knowledge of the Merging Company and its Shareholders, neither the Merging Company nor any shareholder, director, officer, agent or employee of the Merging Company, or any other person associated with or acting for or on behalf of the Merging Company, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Merging Company, or (iv) in violation of any law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Merging Company.

     3.33 FILINGS COMPLETE. Each Merging Company will cooperate with the other Merging Company(s) with respect to all filings that any of the Merging Companies make in connection with the Merger and all matters connected therewith.

     3.34 PRODUCTS. To the knowledge of the Merging Company and its Shareholders, except as disclosed Schedule 3.34 for the Merging Company, the products offered currently or in the past by the Merging Company for sale meet all material product and/or process specifications which they purport or are required to meet, and satisfy in all material respects all applicable laws where the products are currently being sold or have been sold within the last five years, except where the Merging Company has chosen not to sell products because the products would violate a law of that place.

     3.35 PATENTS. All patents and patent applications or licenses of the Merging Company are described in Section 3.35 of the Disclosure Schedule.

     3.36 INDEMNIFICATION; SURVIVAL. Each Merging Company and its Shareholders, jointly and severally, hereby agree to indemnify the others and their officers, directors and controlling persons and defend and hold them free and harmless from and against any liability, obligation, loss, cost and expense, including attorney's fees, incurred by them in connection with any material breach by the Merging Company of any of its representations, warranties or covenants, contained in this Agreement. For this purpose, any breach or combination of breaches will be considered material only if they exceed in the aggregate the amount set forth in Exhibit 3.36 as to any Merging Company.

     The representations and warranties in this Section, and elsewhere in this Agreement, and all indemnification provisions in this Agreement, will survive the Closing for a period of 18 months thereafter, after which they will expire except as to any claims asserted on or before that date. The rights of each of the other parties to this Agreement based upon the representations and warranties of the Merging Company will not be affected by any investigation conducted with respect thereto, or any knowledge acquired, or capable of being acquired, at any time, whether before or after the execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty.

     Disclosures made anywhere in this Agreement or its Exhibits shall be deemed to be disclosures for all purposes of this Agreement.

     Nothing contained in this Section 3.36 or Exhibit 3.36 shall in any way affect or diminish the indemnification rights provided in Section 1.3, Section
2.10 and Exhibit 2.10 of this Agreement.

                                   ARTICLE IV

                              CONDITIONS OF MERGER

     4.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions, provided that the failure of Conditions 4.1.4 through 4.1.10 hereof with respect to any particular Merging Company and its Shareholders will not act as a condition to the obligations of that Merging Company, or its Shareholders.

     4.1.1 STOCKHOLDER APPROVAL. This Agreement and the Merger to which the Merging Company is a party will have been approved and adopted by the requisite vote of the stockholders of each Merging Company.

     4.1.2 No ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which in effect restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

     4.1.3 No CHALLENGE. There will not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person: (i) challenging or seeking material damages in connection with the Merger or the conversion of any Merging Company's equity securities into Janex's stock, promissory notes and cash pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Janex or its subsidiaries of all or any portion of the business or assets of any Merging Company, which in either case is reasonably likely to have a material adverse effect on any party to this Agreement.

     4.1.4 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of each Merging Company and its Shareholders contained in this Agreement will be true and correct in all material respects on and as of the Effective Time, with the same force and effect as though made on and as of the Effective Time. Each Merging Company and its Shareholders will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Effective Time. Each Merging Company and its Shareholders will have delivered to Janex and to the other parties to this Agreement at the Closing a certificate, dated the Effective Time, to the foregoing effect.

     4.1.5 CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by any Merging Company or its Shareholders for the authorization, execution and delivery of this

Agreement and the consummation by them of the transactions contemplated hereby will have been obtained and made.

     4.1.6 NO MATERIAL ADVERSE CHANGE. The operations, assets and financial condition of each Merging Company have not suffered a material adverse change between the date of this Agreement and the date of Closing.

     4.1.7 OPINIONS OF COUNSEL. Each Merging Company will have received an opinion of outside counsel for each of the other Merging Companies, dated the Closing, substantially to the effect set forth in Exhibit 4.1.7. Each Merging Company agrees to provide such an opinion letter.

     4.1.8 ASSIGNMENTS. The assignment of all material permits, licenses and contracts, required to be assigned and necessary to continue the operations of its business will have been made by each Merging Company.

     4.1.9 MAINTENANCE OF ASSETS. Each Merging Company will have maintained its assets in the same condition as of the date of this Agreement (subject only to ordinary wear and tear).

     4.1.10 ORDINARY COURSE OF BUSINESS. Each Merging Company will have conducted its business diligently and substantially in the same manner as prior to the execution of this Agreement and will not have entered into any material contract, commitment or transaction not in the usual and ordinary course or business.

     4.2 SPECIAL CONDITIONS. The obligations of each Merging Company will be subject to the satisfaction at or prior to the Effective Time of the conditions set out with respect to that Merging Company on Exhibit 4.2.


                                   ARTICLE V

                       TERMINATION, AMENDMENT AND WAIVER

     5.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as described in Section 1.2 above. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Merger by the stockholders of any Merging Company, by mutual written consent of each Merging Company and its Shareholders. If the Closing has not occurred within thirty (30) days after the date of this Agreement, time being of the essence, by reason of failure of either party to meet the conditions specified in Article IV above, then this Agreement may be terminated by any Merging Company, at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of any Merging Company.

     5.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement will forthwith become void and all rights and obligations of any party hereto will cease.

     5.3 AMENDMENT. This Agreement may be amended by the Merging Companies and the Shareholders by action taken by or on behalf of their respective Boards of Directors, and by such shareholders, at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of any Merging Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of that Merging Company will be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     5.4 WAIVER. At any time prior to the Effective Time, any party hereto may:
(i) extend the time for the performance of any of the obligations or other duties of the other parties hereto, and (ii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     6.1 TAX TREATMENT. The transactions contemplated hereby are intended to qualify as tax-free reorganizations under the provisions of Section 368 of the Code. Each Merging Company and its Shareholders acknowledges, however, that they have each been represented by their own tax advisors in connection with this transaction, that no Merging Company has made any representation or warranty to any other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations or interpretations. Each party agrees to use commercially reasonable efforts to obtain tax-free treatment of the Merger to the extent such treatment is available under applicable tax laws.

     6.2 FURTHER ASSURANCES. From time to time, at any other party's request and without further consideration, each party will execute and deliver to the other such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     6.3 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     6.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them with respect to the subject matter hereof, and, except as otherwise expressly provided herein, it is not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, the terms of certain letters of intent survive the execution of this Agreement to and only to the extent described on Exhibit 6.4.

     6.5 ASSIGNMENT. This Agreement may not be assigned by operation of law or otherwise.

     6.6 PARTIES IN INTEREST. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     6.7 SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     6.8 GOVERNING LAW. This Agreement will be governed by, construed and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflicts of laws rules thereof. The courts of the State of Arizona will have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement will be only in either Maricopa County Superior Court or in the United States Federal District Court for the District of Arizona, and shall be only in the United States Federal District Court for the District of Arizona if such venue is available. Solely for this purpose each party to this Agreement (and each person who will become a party) hereby expressly and irrevocably consents to the jurisdiction and venue of such courts.

     6.9 MODIFICATION. Any modification or waiver of any term of this Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

     6.10 ATTORNEY'S FEES. Should any party to this Agreement or the stockholders of any Merging Company institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement, or of any provision hereof, or for a declaration of rights hereunder, then the prevailing party(s) of such action or proceeding will be entitled to receive from the other involved party or parties all costs and expenses, including reasonable attorneys' fees and expert witness fees incurred by the prevailing party(s) in connection with such action or proceeding.

     6.11 COUNTERPARTS. This Agreement may be executed by the parties in one or more counterparts, and any number of counterparts signed in the aggregate by the parties will constitute a single instrument. The parties authorize and agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures will for all purposes be binding upon the parties as if the same were original signatures.

     6.12 NOTICES. Any notice or communication given under the terms of this Agreement ("Notice") will be in writing and will be delivered in person or mailed by certified mail, return receipt requested, in the United States Mail, postage pre-paid, addressed as specified in Exhibit 6.12 hereto or at such other address as a person may from time to time designate by Notice hereunder. Notice will be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing.

     6.13 PARAGRAPH TITLES AND HEADINGS. The titles and headings of sections of this Agreement are for the convenience of reference only, and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement, and will not affect the construction of any provision of this Agreement.

     6.14 BROKERAGE, FINDER'S OR FINANCIAL ADVISOR'S COMMISSIONS. The parties each represent and warrant that all negotiations relevant to this Agreement have been carried out by them directly, without the intervention of any person, other than as specified on Exhibit 6.14. Any other brokerage, finder's or financial advisor's fee that should arise from this transaction will be paid by the party who contracted with such person. That party will indemnify and hold harmless the other party against and in respect to any claim for such fee relative to this Agreement, or to the transaction contemplated hereby.

     6.15 MISCELLANEOUS. The parties agree that each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not apply to the interpretation of this Agreement or any amendments or exhibits hereto. No waiver of any provision of this Agreement will be effective unless made in writing. The parties do not intend to confer any benefit upon any person, firm, or corporation other than the parties hereto. No representation or warranty herein may be relied upon by any person not a party to this Agreement.

     IN WITNESS WHEREOF, each of the Merging Companies have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized, and each of the Shareholders have executed this Agreement on their own behalf.

             JANEX:   Janex International, Inc., a Colorado corporation

                      By /s/ Vincent W. Goett
                      ----------------------------------------------
                      Vincent W. Goett, President


             DaMERT:  DaMert Company, a California corporation

                      By /s/ Frederick A. DaMert
                      -----------------------------------------------
                      Frederick A. DaMert, Chairman

             SHAREHOLDERS:

                           DaMert: /s/ Frederick A. DaMert
                                   --------------------------------------------
                                   Frederick A. DaMert, Trustee of the DaMert
                                   Trust, UTD September 28, 1998

                                   /s/ Gail Patton DaMert
                                   --------------------------------------------
                                   Gail Patton DaMert, Trustee of the DaMert
                                   Trust, UTD September 28, 1998

                           Janex:  /s/ Vincent W. Goett
                                   --------------------------------------------
                                   Vincent W. Goett